Exhibit 5.2

November 14, 2019

Aethlon Medical, Inc.

9635 Granite Ridge Drive, Suite 100,

San Diego, CA 92123

Ladies and Gentlemen:

We have represented Aethlon Medical, Inc., a Nevada corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of shares (“Common Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and pre-funded warrants (the “Pre-Funded Warrants”) to purchase shares of Common Stock (the “Pre-Funded Warrant Shares”). The aggregate number of Common Shares to be offered directly or upon the exercise of Pre-Funded Warrants shall not exceed 1,716,417 Common Shares, including up to 223,880 Common Shares or Pre Funded Warrants that may be sold pursuant to the exercise of an option granted to the underwriters. The Registration Statement also covers underwriter warrants (the “Underwriter Warrants”, and, collectively with the Pre-Funded Warrants, the “Warrants”) to purchase up to 51,493 shares of Common Stock (the “Underwriter Warrant Shares”, and, collectively with the Pre-Funded Warrant Shares, the “Warrant Shares”). The Common Shares, the Warrants and the Warrant Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the form of Underwriter Warrant and the form of Pre-Funded Warrant, (c) the Company’s Articles of Incorporation, its Amended and Restated Bylaws, and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have undertaken no independent verification with respect to such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by persons where authorization, execution and delivery are a prerequisite to the effectiveness thereof. In addition, we have assumed that the Board of Directors of the Company or a pricing committee thereof has taken action to set the sale price of the Shares and Warrants and the exercise price of the Warrants. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the law of the State of New York. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof. We note that the Company is incorporated under the laws of the State of Nevada. We have assumed all matters determinable under the laws of the State of Nevada, including without limitation the valid existence and good standing of the Company, the corporate power of the Company to authorize, execute and deliver the Warrants and perform its obligation hereunder and the due authorization of the Warrants by the Company.

Cooley LLP 4401 Eastgate Mall San Diego, CA 92121
t: (858) 550-6000 f: (858) 550-6420 cooley.com

Aethlon Medical, Inc.

November 14, 2019

Page Two

With regard to our opinion below:

(i)       Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii)        Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii)       We express no opinion as to any provision of the Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv)       We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Warrants.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Warrants, when duly executed and delivered by the Company against payment therefor as provided in the Registration Statement and the Prospectus, will be valid and binding obligations of the Company.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any responsibility to advise you of any changes in the facts stated or assumed herein or of any changes in applicable law.

Sincerely,

Cooley LLP

By: /s/ Julie Robinson

       Julie Robinson